Exhibit 99.1

ARÊTE INDUSTRIES, INC. ANNOUNCES CLOSING OF PURCHASE AND SALE AGREEMENT AND RESTRUCTURING OF CERTAIN LIABILITIES

Westminster, CO – February 23, 2016 – Arête Industries, Inc. (OTC PINK: ARET) announced today that it successfully closed on the purchase and sale agreement of certain oil and gas properties with an unaffiliated company on December 30, 2015. The assets acquired by the Company are producing oil and gas leases located in Sumner County, Kansas and Kimball County, Nebraska (collectively, the "Properties" and individually, the "Padgett Properties" and the "Nebraska Properties"). The Company acquired 51% of seller's interest (ranging from 47% to 100% of the working interests) in the Padgett Properties and acquired 100% of the seller's interest (100% of the working interests) in the Nebraska Properties for aggregate consideration of $1,100,000 and the issuance of 1,000,000 shares of the Company's restricted common stock valued at $0.10 per share at the date of closing, or $100,000.

The Padget Properties and Nebraska Properties acquired include approximately 870 and 1,680 gross acres, respectively. The Padget Properties currently have 26 gross producing wells and are flowing at a rate of approximately 50 barrels of oil per day. The Properties have undeveloped acreage that the Company plans to seek to develop in the future if oil prices rebound.

Also, on December 31, 2015, the Company restructured certain debts and contingencies with certain related parties. The Company issued $900,000 of its Series A2 7% Convertible Preferred Stock and paid  $303,329  in cash as consideration for the following;

•	Payoff of outstanding debt with a principal balance of $792,000
•	Accrued interest through December 31, 2015, of $20,078
•	Cancellation of $250,000 of contingent liabilities
•
Cancellation of a certain profit sharing agreement with respect to high oil and gas prices and a profit sharing agreement in the event the Company sells certain of its properties above certain cost recovery thresholders. The Company now has no such agreements outstanding.

Nicholas Scheidt, CEO, stated "This acquisition and the restructuring of its liabilities and contingencies is consistent with the Company's goals and objectives. The Company also has strengthened its balance sheet by reducing certain obligations, which will free up working capital and provide additional liquidity for the Company. We are very pleased with these positive developments."

Statement as to Forward Looking Statements
Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Arête's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company's dependence on its management, the Company's significant lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company's goals and other risks inherent in the Company's business that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

For Further Information Contact:
Nicholas Scheidt
CEO
303-427-8688
info@areteindustries.com